Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Modern Capital Trust and to the use of our report dated June 8, 2022 on the financial statements and financial highlights of Modern Capital Tactical Opportunities Fund, a series of shares of beneficial interest in Modern Capital Trust. Such financial statements and financial highlights appear in the March 31, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
July 27, 2022